EXHIBIT 5.1

K&L Gates LLP
Suite 2900
925 4th ave.
Seattle, WA 98104
206.623.7580

May 27, 2011

Board of Directors
Applied Minerals, Inc.
Suite 1101
110 Greene Street
New York, New York 10012

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as your counsel in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of

(i) 2,962,500 shares of Common Stock, par value $0.001 per share (“Common Stock”), of Applied Minerals, Inc., a Delaware corporation (the “Company”),that were sold for $2,385,00

(ii) 94,003 shares of Common Stock that are outstanding and were issued as compensation

(iii) 3,205,134 shares of Common Stock of the Company issuable to outstanding options (“Options”);

(iv) 799,223 shares of Common Stock of the Company issuable to outstanding warrants (“Warrants”) (the shares of Common Stock referred to in (i), (ii), (iii) and (iv) collectively the “Shares”)..

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, Option Agreements, documents relating to the Options, the Warrants, documents related to the Warrants,  a fact certificate (“Fact Certificate”) executed by the Interim Chief Financial Officer, the corporate action of the Company that provided for the issuance of the outstanding Shares, the Options, and the Warrants, and we have made such other investigation as we have deemed appropriate.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We have relied upon the Fact Certificate that (i) with respect to outstanding Shares, the Company received full consideration for such Shares prior to the issuance of such Shares, and  (ii) with respect to the Options and the Warrants, the Company received full consideration for such Options and Warrants  prior to the issuance of such Options and Warrants.  We have assumed that with respect to the Options and the Warrants, the Company will have received full consideration for the Shares as set forth in and issuable pursuant to such Options and Warrants Warrant prior to the issuance of Shares.

Based upon and subject to the foregoing, it is our opinion that (i) such of the Shares as have been issued have been duly authorized and are validly issued, fully paid and nonassessable, and (ii) such of the Shares as are issuable in the future have been duly authorized and will be validly issued, fully paid and nonassessable when issued pursuant to the terms of the Options and the Warrants.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

   Yours truly,

      K&L Gates LLP